SIG PARTNERS - REGENT
                          NET PROFITS INTEREST AGREEMENT



	THIS CONTRACT AND NET PROFITS INTEREST AGREEMENT, hereinafter called the "NPI Agreement," is by and between SIG PARTNERS, LC, a Texas limited liability company, hereinafter referred to as "SIG" or the "Company" and Regent Natural Resources Co., whose address is 5646 Milton, Suite 722, Dallas, 75206, herein-after referred to as "REGENT." This NPI Agreement is subject to the following terms and conditions:

1.  Conveyance of Net Profits Interest
--------------------------------------

The Company hereby conveys (the "Conveyance") to Regent a Net Profits Interest (the "Net Profits Interest") defined as a percent (the "NPI Percent") of the Net Profits (the "Net Profits"), all as defined and described in this NPI Agreement, for all Oil and Gas ("Oil and Gas") produced and sold from the Company's Stedd um Lease, (the "Property"), as such is described on Exhibit A. The NPI Percent conveyed hereunder equals fifty percent (50%) and is conveyed under the terms and conditions of this Agreement.

2.  Payment of Net Profits Interest
-----------------------------------

Under this Conveyance of the Net Profits Interest, the Company will calculate and pay, for each quarterly period commencing the first day of December, March, June, September, an amount (the "NPI Payment") equal to the NPI Percent of the Net Profits from the Property for the period. Payment of the NPI Payment shall be mailed on or before 30 days after the end of the period. "Net Profits" means for each quarterly period, the excess, if any, of the Gross Proceeds, as herein-after defined, for such period over Production Costs, as hereinafter defined, for such period. "Gross Proceeds" means the amounts received by the Company from the sale of oil, gas and associated hydrocarbons produced from the Property, subject to certain adjustments. Gross Proceeds do not include amounts received by the Company as advance gas payments, "take-or-pay" payments or similar pay-ments unless and until such payments are extinguished or repaid through the future delivery of Oil and Gas. "Production Costs" means, costs incurred on an accrual basis by the Company in operating the Property, including capital and non-capital costs. In general, Net Profits are computed on an aggregate basis and consist of the aggregate proceeds to the Company from the sale of Oil and Gas from the Property less (a) all direct costs, charges and expenses incurred by the Company in exploration, production, development, drilling and other ope-rations on the Property (including secondary recovery operations); (b) all applicable royalty payments to the mineral ownership of the Property and over-riding royalty payments excluding overriding royalty payments held by the Com-pany or an affiliate of the Company; (c) all taxes (including severance and ad-valorem taxes) excluding income taxes; (d) all operating charges directly asso-ciated with the Property; (e) a fixed management fee of $400.00 per month; and
(f) the expense reimbursements owing the Company, which cumulative amounts over $100.00 per month must be approved by Regent. Regent is not obligated to re shall be reduced by the amount of any prior overpayments of such Net Profits.

3.  Operation of the Property
-----------------------------

The Property is required to be operated in accordance with standards applicable to a prudent oil and gas operator under the regulations and guidelines of the State of Texas. The Company agrees to keep full, true, and accurate records and books of account of all transactions connected with its business and particu-larly with respect to its calculation of the Net Profits Interest. Regent shall have the right to examine and inspect such of the records and books of account of the Company at any reasonable time during normal business hours as are rea-sonably necessary to verify the accuracy of payments made or payable by the Company. The Company is free to transfer its working interest in the Property (burdened by the Net Profits Interest) to third parties. The Company is also free to enter into farm-out agreements whereby the Company would transfer a por-tion of its interest (unburdened by the Net Profits Interest) while retaining a lesser interest (burdened by the Net Profits Interest) in return for the trans-feree's obligation to drill a well on the Property. The Company will have the right to abandon any well or lease if it is determined to be non-commercial and upon termination of any lease, the part of the Net Profits Interest relating thereto will be extinguished.


The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the 31st day of December, 2010, with an Effective Date of the 1st day of the month of the date of execution.


[Signatures Follow]